Exhibit 3.1
                    JAMES RIVER CORPORATION OF VIRGINIA

                           ____________________

                         Articles of Amendment to
            the Amended and Restated Articles of Incorporation

                              Designating the

            Series P 9% Cumulative Convertible Preferred Stock

                       (Par Value $10.00 Per Share)

                            __________________

     I. The name of the Corporation is James River Corporation of Virginia (the "Corporation").
     II. Pursuant to Sections 13.1-639 and 13.1-689 of the Virginia Stock Corporation Act, the Board of Directors of the Corporation effective as of June 10, 1994 duly adopted the following amendment to the Amended and Restated Articles of Incorporation of the Corporation, adding Article XIII thereto which sets forth the designation and number of shares of a series of Preferred Stock of the Corporation and certain preferences, limitations and relative rights thereof and authorized a senior executive officer of the Corporation to determine the remaining preferences, limitations and relative rights thereof within limits specifically prescribed by the Board of Directors and such senior executive officer made such determinations on June 21, 1994.

                               Article XIII

     166,667 authorized but unissued shares of Preferred Stock ($10.00 par value) are designated as a series of Preferred Stock to be called the Series P 9% Cumulative Convertible Preferred Stock (the "DECS"), with the following voting powers, limitations, rights and preferences:
     A. Dividends. (1) The holders of the DECS shall be entitled to receive when, as and if declared by the Board of Directors of the Corporation out of funds legally available therefor, cumulative preferential dividends from the issue date of such shares, at the annual rate of $155.25 per share (rounded upward to the nearest whole $.01), and no more, payable quarterly for each share held, payable in arrears on the first day of each January, April, July and October, respectively (each such date being hereinafter referred to as a "Dividend Payment Date") or, if any Dividend Payment Date is not a business day, then the Dividend Payment Date shall be the next succeeding business day; provided, however, that with respect to any dividend period during which a redemption occurs, the Corporation may, at its option, declare accrued dividends to, and pay such dividends on, the redemption date, in which case such dividends would be payable on the redemption date in cash to the holders of the DECS as of the record date for such dividend payment and such accrued dividends would not be included in the calculation of the related Call Price (as hereinafter defined). Each dividend on the shares of the DECS shall be payable to holders of record as they appear on the stock books of the Corporation on such record dates as shall be fixed by the Board of Directors of the Corporation. The first dividend payment shall be for the period from the issue date of the DECS to and including September 30, 1994 and shall be payable on October 1, 1994. Dividends (or amounts equal to accrued and unpaid dividends) payable on the DECS for any period other than a quarterly dividend period shall be computed on the basis of a 360-day year of twelve 30-day months.
     Dividends on the DECS shall accrue (whether or not the Corporation has earnings, whether or not there are funds legally available for the payment of such dividends and whether or not such dividends are declared) on a daily basis from the previous Dividend Payment Date, except that the first dividend shall accrue from the date of issuance of the DECS. Dividends accumulate to the extent they are not paid on the Dividend Payment Date for the quarter for which they accrue. Accumulated unpaid dividends shall not bear interest.
          (2) No dividend whatsoever shall be declared or paid upon, or any sum set apart for the payment of dividends upon, any shares of the DECS or Parity Stock for any dividend period unless all dividends for all past dividend periods have been declared and paid upon, or declared and a sufficient sum set apart for the payment of such dividends upon, all shares of the DECS and Parity Stock outstanding.
          (3) Unless full cumulative dividends (to the extent that the amount thereof shall have become determinable) on all outstanding shares of the DECS and any outstanding shares of Parity Stock due for all past dividend periods shall have been declared and paid, or declared and a sum sufficient for the payment thereof set apart, then, subject to the rights of holders of shares of previously issued series of Preferred Stock (a) no dividend (other than a dividend payable solely in Junior Stock) shall be declared or paid upon, or any sum set apart for the payment of dividends upon, any shares of Junior Stock; (b) no other distribution shall be made upon any shares of Junior Stock;
(c) no shares of Junior Stock or any other series of Preferred Stock shall be purchased, redeemed or otherwise acquired for value by the Corporation or by any Subsidiary; and (d) no monies shall be paid into or set apart or made available for a sinking or other like fund for the purchase, redemption or other acquisition for value of any shares of Junior Stock by the Corporation or any Subsidiary.
          (4) Any dividend payment made on the DECS shall be distributed pro rata to the holders entitled thereto and be credited first against the earliest accrued but unpaid dividend due with respect to the DECS.
     B. Voting Rights. (1) The holders of shares of the DECS shall have the right with the holders of the Common Stock to vote in the election of Directors of the Corporation and upon each other matter coming before any meeting of the shareholders on the basis of 85.47 votes for each share held. The holders of the DECS and the holders of Common Stock shall vote together as a single voting group except as otherwise set forth herein or as otherwise provided by law or by the Amended and Restated Articles of Incorporation of the Corporation.
          (2) The approval of more than two-thirds of the votes entitled to be cast by the holders of the outstanding shares of the DECS, voting as a separate voting group, shall be required for the adoption of any amendment to the Articles of Incorporation, or any bylaw, that materially adversely changes the preferences, limitations and rights of the DECS (it being expressly stated that an increase in the number of Directors of the Corporation is not such an adverse change, provided that this statement is made as a matter of clarification and shall not be read as implying that in its absence such an increase would constitute such an adverse change) or for the authorization of, or the increase in the authorized number of shares of, a class of Capital Stock other than Junior Stock and Parity Stock. The approval of a majority of the votes entitled to be cast by the holders of the outstanding shares of the DECS, voting as a separate voting group, shall be required for authorization of, or an increase in the authorized number of shares of, any class of Parity Stock. Except for cases covered by the two preceding sentences of this subparagraph B(2), whenever the holders of the DECS are entitled under the Virginia Stock Corporation Act to vote as a separate voting group on an amendment of the Articles of Incorporation, a plan of merger, or a plan of share exchange, the vote required for the approval of such amendment shall be a majority of all votes cast on the amendment, plan of merger or plan of share exchange by the holders of the DECS at a meeting at which the holders of a majority of the outstanding shares of the DECS are represented in person or by proxy.
          (3) Whenever the holders of the DECS are entitled under the Virginia Stock Corporation Act to vote together with the holders of one or more other series of Preferred Stock as a single voting group (including a vote of the class of Preferred Stock as a separate voting group) on any amendment of the Articles of Incorporation, plan of merger or plan of share exchange, the vote required for the approval of such amendment, plan of merger or plan of share exchange shall be a majority of all votes cast on the amendment, plan of merger or plan of share exchange by the holders of the shares included in such voting group at a meeting at which the holders of a majority of the outstanding shares included in such voting group are represented in person or by proxy; provided that if at the time of such vote there shall be outstanding any share of a series included in such voting group which under the Articles of Incorporation or otherwise under the Virginia Stock Corporation Act is not authorized as part of such voting group to approve the amendment, plan of merger or plan of share exchange by such majority vote, the vote required for its approval of such amendment, plan of merger or plan of share exchange shall be more than two-thirds of all the votes entitled to be cast by such voting group.
          (4) The holders of the outstanding shares of the DECS shall also have the right, voting together with the holders of any other outstanding shares of Voting Preferred Stock (as hereinafter defined) as a separate voting group, to elect two members of the Board of Directors of the Corporation at any time six or more quarterly dividends on any shares of Voting Preferred Stock shall be in arrears and unpaid, in whole or in part, whether or not declared and whether or not any funds shall be or have been legally available for payment thereof. For this purpose, "Voting Preferred Stock" shall mean the DECS and each other series of Preferred Stock which shall have substantially similar voting rights (including voting as one voting group with other shares of Voting Preferred Stock) with respect to the election of directors upon substantially similar arrearages of dividends. In such event, unless a regular meeting of the shareholders of the Corporation is to be held within 60 days thereof for the purpose of electing Directors, the Corporation shall promptly thereafter cause the number of Directors of the Corporation to be increased by two, and, within 30 days thereafter, shall call a special meeting of the holders of the outstanding shares of Voting Preferred Stock for the purpose of electing such Directors to take place at the time specified in the notice of the meeting, to be not more than 60 days after such holders become so entitled to elect two Directors and not less than ten nor more than 50 days after the date on which such notice is mailed. If such special meeting shall not have been so called by the Corporation, or such regular meeting shall not be so held, a special meeting may be called for such purpose at the expense of the Corporation by the holders of not less than 10% of the outstanding shares of any series of Voting Preferred Stock; and notice of any such special meeting shall be given by the person or persons calling the same to the holders of the outstanding shares of the Voting Preferred Stock by first-class mail, postage prepaid, at their last addresses as shall appear on the stock transfer records of the Corporation. At any such special meeting the holders of the outstanding shares of Voting Preferred Stock, voting as a separate voting group with each share having one vote, shall elect two members of the Board of Directors of the Corporation. If a regular meeting of the shareholders of the Corporation for the purpose of electing Directors is to be held within 60 days after the time the holders of the outstanding shares of Voting Preferred Stock become so entitled to elect two Directors, then the holders of the outstanding shares of Voting Preferred Stock shall be given notice thereof in the same manner as other shareholders of the Corporation entitled to vote thereat; and at such regular meeting, the holders of the outstanding shares of Voting Preferred Stock, voting as a separate voting group with each share having one vote, shall elect two members of the Board of Directors. The right of the holders of the Voting Preferred Stock, voting as a separate voting group, to elect two members of the Board of Directors of the Corporation shall continue until such time as no dividends on any outstanding shares of Voting Preferred Stock are in arrears and unpaid, in whole or in part, at which time (i) the voting power of the holders of the outstanding shares of Voting Preferred Stock so to elect two directors shall cease, but always subject to the same provisions of this paragraph (4) for the vesting of such voting power upon the occurrence of each and every like arrearage of dividends, and
(ii) the term of office of each member of the Board of Directors who was elected pursuant to this subparagraph B(4) shall automatically expire.
     C.   Redemptions and Conversions.
          (1) Mandatory Conversion. On July 1, 1998 (the "Mandatory Conversion Date"), each outstanding share of the DECS shall convert automatically (the "Mandatory Conversion") into shares of Common Stock at the Common Equivalent Rate (as hereinafter defined) in effect on the Mandatory Conversion Date and the right to receive an amount in cash equal to all accrued and unpaid dividends on such DECS (other than dividends declared for which the record date is before, and the payment date is after, the Mandatory Conversion Date) to the Mandatory Conversion Date, whether or not declared, out of funds legally available for the payment of dividends, subject to the right of the Corporation to redeem the DECS on or after the Initial Redemption Date (as hereinafter defined) and before the Mandatory Conversion Date and subject to the conversion of the DECS at the option of the holder at any time before the Mandatory Conversion Date. The Common Equivalent Rate is initially one hundred shares of Common Stock for each DECS and is subject to adjustment as set forth below. Dividends on the DECS shall cease to accrue and such shares shall cease to be outstanding on the Mandatory Conversion Date. The Corporation shall make such arrangements as it deems appropriate for the issuance of certificates representing shares of Common Stock and for the payment of cash in respect of such accrued and unpaid dividends, if any, or cash in lieu of fractional shares, if any, in exchange for and contingent upon surrender of certificates representing the DECS, provided that the Corporation shall give the holders of the DECS such notice of any such arrangements as the Corporation deems appropriate and upon such surrender such holders shall be entitled to receive any dividends declared and paid on such shares of Common Stock after the Mandatory Conversion Date. Amounts payable in cash in respect of the shares of the DECS or in respect of such shares of Common Stock shall not bear interest.
          (2)  Redemption by the Corporation.
               (a)  Right to Redeem.  The DECS are not
     redeemable by the Corporation before July 1, 1997 (the "Initial Redemption Date"). At any time and from time to time on or after the Initial Redemption Date and before the Mandatory Conversion Date, the Corporation shall have the right to redeem, in whole or in part, the outstanding DECS. Upon any such redemption, the Corporation shall deliver to the holders of the DECS, in accordance with the provisions of these Articles of Amendment, in exchange for each share so redeemed, a number of shares of Common Stock equal to the greater of (i) the Call Price (as hereinafter defined) in effect on the redemption date, divided by the Current
     Market Price (as hereinafter defined) of the Common
     Stock determined as of the date which is one trading day before the public announcement by the Corporation of the redemption or (ii) 85.47 shares of Common Stock, subject to adjustment to the same extent as the Optional Conversion Rate (as defined and as set forth below). The Call Price of each share of the DECS is the sum of (i) $1,763.81 on and after the Initial
     Redemption Date through September 30, 1997; $1,754.11 on and after October 1, 1997 through December 31, 1997; $1,744.41 on and after January 1, 1998 through March
     31, 1998; $1,734.70 on and after April 1, 1998 through
     May 31, 1998; and $1,725.00 on and after June 1, 1998
     until the Mandatory Conversion Date and (ii) all accrued and unpaid dividends thereon to the redemption date (other than dividends for which the record date is before, and the payment date is after, the redemption date), subject to the right of the Corporation pursuant to paragraph A(1) to pay such accrued and unpaid dividends in cash. The public announcement by the Corporation of any call for redemption shall be made before the mailing of the notice of such call to holders of the DECS as described below. If fewer than all of the outstanding shares of the DECS are to be redeemed, shares to be redeemed shall be selected by the Corporation from the outstanding shares of the DECS not previously redeemed by lot or pro rata (as nearly as may be practicable) or by any other method determined to be equitable by the Board of Directors of the Corporation in its sole discretion.
               (b)  Current Market Price.  As used in this
     paragraph C(2), the term "Current Market Price" per share of the Common Stock on any date of determination means the lesser of (i) the average of the Closing
     Prices (as hereinafter defined) of the Common Stock for the fifteen consecutive Trading Days (as hereinafter defined) ending on and including such date of determination, and (ii) the Closing Price of the Common Stock for such date of determination; provided, however, that, with respect to any redemption of the DECS, if any event that results in an adjustment of the Common Equivalent Rate occurs during the period beginning on the first day of such fifteen-day period and ending on the applicable redemption date, the Current Market Price as determined pursuant to the foregoing shall be appropriately adjusted to reflect the occurrence of such event.
               (c)  Notice of Redemption.  The Corporation
     shall provide notice of any redemption of any shares of the DECS to holders of record of the DECS to be called for redemption not less than 15 nor more than 60 days before the date fixed for such redemption. Such notice shall be provided by mailing notice of such redemption, first class postage prepaid, to each holder of record of the shares of the DECS to be redeemed, at such holder's address as it appears on the stock register of the Corporation; provided, however, that neither failure to give such notice nor any defect therein shall affect the validity of the redemption of any DECS to be redeemed.
               Each such notice shall state, as appropriate, the following and may contain such other information as the Corporation deems advisable:
                    1)   the redemption date;
                    2)   that all outstanding DECS are
          to be redeemed or, in the case of a call for redemption of fewer than all outstanding
          DECS, the number of shares of the DECS held by such holder to be redeemed;
                    3)   the Call Price, the number of
          shares of Common Stock deliverable upon
          redemption of each share of the DECS to be redeemed and the Current Market Price used to calculate such number of shares of Common
          Stock;
                    4)   the place or places where
          certificates for such shares are to be
          surrendered for redemption; and
                    5)   that dividends on the DECS to
          be redeemed shall cease to accrue on such redemption date (except as otherwise provided herein).
               (d)  Deposit of Shares and Funds.  The
     Corporation's obligation to deliver shares of Common
     Stock and provide funds upon redemption in accordance with this paragraph C(2) shall be deemed fulfilled if, on or before a redemption date, the Corporation shall irrevocably deposit with a bank or trust company, or an affiliate of a bank or trust company, having its principal office in the United States of America and having a capital and surplus of at least $50,000,000, or shall set aside or make other reasonable provision for the issuance of such number of shares of Common
     Stock as are required to be delivered by the Corporation pursuant to this paragraph C(2) upon the occurrence of the related redemption (and for the payment of cash in lieu of the issuance of fractional share amounts and accrued and unpaid dividends payable in cash on the shares to be redeemed as and to the extent provided by this paragraph C(2)). Any interest accrued on such funds shall be paid to the Corporation from time to time. Any shares of Common Stock or funds so deposited and unclaimed at the end of two years from such redemption date shall be repaid and released to the Corporation, after which the holder or holders of such shares of the DECS so called for redemption shall look only to the Corporation for delivery of such shares of Common Stock or funds.
               (e) Surrender of Certificates; Status. Each holder of the shares of the DECS to be redeemed shall surrender the certificates evidencing such shares
     (properly endorsed or assigned for transfer, if the Board of Directors of the Corporation shall so require and the notice shall so state) to the Corporation at the place designated in the notice of such redemption and shall thereupon be entitled to receive certificates evidencing shares of Common Stock and to receive any funds payable pursuant to this paragraph C(2) following such surrender and following the date of such redemption. In case fewer than all of the shares represented by any such surrendered certificate are called for redemption, a new certificate shall be issued at the expense of the Corporation representing the unredeemed shares. If such notice of redemption shall have been given, and if on the date fixed for redemption shares of Common Stock and funds necessary for the redemption shall have been irrevocably either set aside by the Corporation separate and apart from its other funds or assets in trust for the account of the holders of the shares to be redeemed or converted
     (and so as to be and continue to be available therefor) or deposited with a bank or a trust company or an affiliate thereof as provided herein or the Corporation shall have made other reasonable provision therefor, then, notwithstanding that the certificates evidencing any shares of the DECS so called for redemption or subject to conversion shall not have been surrendered, the shares represented thereby so called for redemption shall be deemed no longer outstanding, dividends with respect to the shares so called for redemption shall cease to accrue on the date fixed for redemption
     (except that holders of the shares of the DECS at the close of business on a record date for any payment of dividends shall be entitled to receive the dividend payable on such shares on the corresponding Dividend
     Payment Date notwithstanding the redemption of such shares following such record date and before such Dividend Payment Date) and all rights with respect to the shares so called for redemption shall forthwith after such date cease and terminate, except for the rights of the holders to receive the shares of Common
     Stock and funds, if any, payable pursuant to this paragraph C(2) without interest upon surrender of their certificates therefor. Holders of shares of the DECS that are redeemed shall not be entitled to receive dividends declared and paid on such shares of Common
     Stock, and such shares of Common Stock shall not be entitled to vote, until such shares of Common Stock are issued upon the surrender of the certificates representing such DECS and upon such surrender such holders shall be entitled to receive such dividends declared and paid on such shares of Common Stock after such redemption date.
          (3) Conversion at Option of Holder. The DECS are convertible, in whole or in part, at the option of the holders thereof, at any time before the Mandatory Conversion Date, unless previously redeemed, into shares of Common Stock at a rate of
85.47 shares of Common Stock for each share of the DECS (the "Optional Conversion Rate"), subject to adjustment as set forth below. The right to convert DECS called for redemption shall terminate at the close of business on the redemption date.
          Conversion of shares of the DECS may be effected by delivering certificates evidencing such shares, together with written notice of conversion and a proper assignment of such certificates to the Corporation or in blank, to the office or agency to be maintained by the Corporation for that purpose, and otherwise in accordance with conversion procedures established by the Corporation from time to time. Each conversion shall be deemed to have been effected immediately before the close of business on the date on which the foregoing requirements shall have been satisfied. The conversion shall be at the Optional Conversion Rate in effect at such time and on such date.
          Holders of shares of the DECS at the close of business on a record date for any payment of dividends shall be entitled to receive the dividend payable on such shares on the corresponding Dividend Payment Date notwithstanding the conversion of such shares following such record date and before such Dividend Payment Date. The Corporation shall make no other payment or allowance for unpaid dividends, whether or not in arrears, on converted shares of the DECS or for dividends or distributions on the shares of Common Stock issued upon such conversion.
          (4) Common Equivalent Rate and Optional Conversion Rate Adjustments. The Common Equivalent Rate and the Optional Conversion Rate shall be subject to adjustment from time to time as provided below in this paragraph.
               (a)  If the Corporation shall:
                    1)   pay a dividend or make a
          distribution with respect to the Common Stock in shares of such stock,
                    2)   subdivide or split its
          outstanding shares of Common Stock into a greater number of shares,
                    3)   combine its outstanding shares
          of Common Stock into a smaller number of shares, or
                    4)   issue by reclassification of
          its shares of Common Stock any shares of Common Stock of the Corporation, then, in any such event, the Common Equivalent Rate and the Optional Conversion Rate in effect immediately before such event shall each be adjusted so that the holders of any shares of the DECS shall thereafter be entitled to receive, upon Mandatory Conversion or upon conversion at the option of the holder, the number of shares of Common Stock of the Corporation which such holder would have owned or been entitled to receive immediately following any event described above had such shares of the DECS been converted immediately before such event or any record date with respect thereto. Such adjustments shall become effective at the opening of business on the business day next following the record date for determination of shareholders entitled to receive such dividend or distribution in the case of a dividend or distribution and shall become effective immediately after the effective date in the case of a subdivision, split, combination or reclassification. Such adjustments shall be made successively.
               (b) If the Corporation shall, after the date hereof, issue rights or warrants to all holders of its Common Stock entitling them (for a period not exceeding
     45 days from the date of such issuance) to subscribe for or purchase shares of Common Stock at a price per share less than the current market price of the Common Stock, then in each case the Common Equivalent Rate and the Optional Conversion Rate shall each be adjusted by multiplying the Common Equivalent Rate and the Optional Conversion Rate, in effect immediately before the date of issuance of such rights or warrants, by a fraction, of which the numerator shall be the number of shares of Common Stock outstanding on the date of issuance of such rights or warrants, immediately before such issuance, plus the number of additional shares of Common Stock offered for subscription or purchase pursuant to such rights or warrants, and of which the denominator shall be the number of shares of Common
     Stock outstanding on the date of issuance of such rights or warrants, immediately before such issuance, plus the number of additional shares of Common Stock which the aggregate offering price of the total number of shares of Common Stock so offered for subscription or purchase pursuant to such rights or warrants would purchase at such current market price (determined by multiplying such total number of shares by the exercise price of such rights or warrants and dividing the product so obtained by such current market price).
     Such adjustments shall become effective at the opening of business on the business day next following the record date for the determination of shareholders entitled to receive such rights or warrants. To the extent that shares of Common Stock are not delivered after the expiration of such rights or warrants, the Common Equivalent Rate and the Optional Conversion Rate shall be readjusted to the Common Equivalent Rate and the Optional Conversion Rate, respectively, which would then be in effect had the adjustments made upon the issuance of such rights or warrants been made upon the basis of delivery of only the number of shares of Common Stock actually delivered. Such adjustments shall be made successively.
               (c)  If the Corporation shall pay a dividend
     or make a distribution to all holders of Common Stock of evidences of its indebtedness, securities of a Subsidiary or other assets (excluding any dividends or distributions referred to in subparagraph (4)(a) above or any cash dividends other than Extraordinary Cash Distributions, as defined in subparagraph E(e) below) or shall issue to all holders of its Common Stock rights or warrants to subscribe for or purchase any of its securities (other than those referred to in subparagraph (4)(b) above), then in each such case, the Common Equivalent Rate and the Optional Conversion Rate shall each be adjusted by multiplying the Common
     Equivalent Rate and the Optional Conversion Rate in effect on the record date mentioned below, by a fraction of which the numerator shall be the current market price per share of the Common Stock on the record date for the determination of shareholders entitled to receive such dividend or distribution, and of which the denominator shall be such current market price per share of Common Stock less the fair market value as determined by the Board of Directors of the Corporation, whose determination shall be conclusive, and described in a resolution adopted with respect thereto) as of such record date of the portion of the assets or evidences of indebtedness so distributed or of such subscription rights or warrants applicable to one share of Common Stock. Such adjustments shall become effective on the opening of business on the business day next following the record date for the determination of shareholders entitled to receive such dividend, distribution or issuance. Such adjustments shall be made successively.
               (d)  Any shares of Common Stock issuable in
     payment of a dividend shall be deemed to have been issued immediately before the close of business on the record date for such dividend for purposes of calculating the number of outstanding shares of Common
     Stock under subparagraph (4)(b) above. For purposes of any computation under subparagraphs (4)(b) and (4)(c) above, the current market price per share of Common
     Stock at any date shall be deemed to be the average of the daily Closing Prices for the thirty consecutive
     Trading Days preceding the date in question; provided, however, if any event that results in an adjustment of the Common Equivalent Rate occurs during such thirty-day period, the current market price as determined pursuant to the foregoing shall be appropriately adjusted to reflect the occurrence of such event.
               (e)  The Corporation shall also be entitled
     to make upward adjustments in the Common Equivalent
     Rate, the Optional Conversion Rate and the Call Price, as it in its discretion shall determine to be advisable, so that any stock dividends, subdivisions of shares, distribution of rights to purchase stock or securities, or distribution of securities convertible into or exchangeable for stock (or any transaction which could be treated as any of the foregoing transactions pursuant to Section 305 of the Internal
     Revenue Code of 1986, as amended) hereafter made by the Corporation to its shareholders shall not be taxable.
               (f) In any case in which subparagraph (4)(c) shall require that an adjustment as a result of any event become effective at the opening of business on the business day next following a record date and the date fixed for conversion pursuant to paragraph C(3) or redemption pursuant to paragraph C(2) occurs after such record date, but before the occurrence of such event, the Corporation may in its sole discretion, elect to defer the following until after the occurrence of such event: (A) issuing to the holder of any converted or redeemed shares of the DECS the additional shares of Common Stock issuable upon such conversion or redemption over the shares of Common Stock issuable before giving effect to such adjustment and (B) paying to such holder any amount in cash in lieu of a fractional share of Common Stock pursuant to subparagraph C(1).
               (g)  All adjustments to the Common Equivalent
     Rate and the Optional Conversion Rate shall be calculated to the nearest 1/1000th of a share of Common Stock (or if there is not a nearest 1/1000th of a share to the next lower 1/1000th of a share). No adjustment in the Common Equivalent Rate and the Optional
     Conversion Rate shall be required unless such adjustment would require an increase or decrease of at least one percent therein; provided, however, that any adjustments which by reason of this subparagraph are not required to be made shall be carried forward and taken into account in any subsequent adjustments.
          (5) Adjustment for Consolidation or Merger. In case of any consolidation or merger to which the Corporation is a party (other than a merger or consolidation in which the Corporation is the continuing corporation and in which the Common Stock outstanding immediately before the merger or consolidation remains unchanged), or in case of any sale or transfer to another corporation of the property of the Corporation as an entirety or substantially as an entirety, or in case of any statutory exchange of securities with another corporation (other than in connection with a merger or acquisition), proper provision shall be made so that each share of the DECS shall, after consummation of such transaction, be subject to (i) conversion at the option of the holder into the kind and amount of securities, cash or other property receivable upon consummation of such transaction by a holder of the number of shares of Common Stock into which such shares of the DECS might have been converted immediately before consummation of such transaction, (ii) conversion on the Mandatory Conversion Date into the kind and amount of securities, cash or other property receivable upon consummation of such transaction by a holder of the number of shares of Common Stock into which such shares of the DECS would have converted if the conversion on the Mandatory Conversion Date had occurred immediately before the date of consummation of such transaction, and (iii) redemption on any redemption date in exchange for the kind and amount of securities, cash or other property receivable upon consummation of such transaction by a holder of the number of shares of Common Stock that would have been issuable at the Call Price in effect on such redemption date upon a redemption of such shares immediately before consummation of such transaction, assuming that the public announcement of such redemption had been made on the last possible date permitted by the terms of the DECS and applicable law, assuming in each case that such holder of Common Stock failed to exercise rights of election, if any, as to the kind or amount of securities, cash or other property receivable upon consummation of such transaction (provided that if the kind or amount of securities, cash or other property receivable upon consummation of such transaction is not the same for each non-electing share, then the kind and amount of securities, cash or other property receivable upon consummation of such transaction for each non-electing share shall be deemed to be the kind and amount so receivable per share by a plurality of the non-electing shares). The kind and amount of securities into which the DECS shall be convertible after consummation of such transaction shall be subject to adjustment as described in subparagraph C(4) following the date of consummation of such transaction. The Corporation may not become a party to any such transaction unless the terms thereof are consistent with the foregoing.
          (6) Notice of Adjustments. Whenever the Common Equivalent Rate and the Optional Conversion Rate are adjusted as herein provided, the Corporation shall:
               (a)  forthwith compute the adjusted Common
     Equivalent Rate and Optional Conversion Rate in accordance herewith and prepare a certificate signed by an officer of the Corporation setting forth the adjusted Common Equivalent Rate and the Optional
     Conversion Rate, the method of calculation thereof in reasonable detail and the facts requiring such adjustment and upon which such adjustment is based, which certificate shall be conclusive, final and binding evidence of the correctness of the adjustment, and file such certificate forthwith with the transfer agent for the DECS and the Common Stock; and
               (b)  mail a notice to the holders of the
     outstanding shares of the DECS stating that the Common Equivalent Rate and the Optional Conversion Rate have been adjusted, the facts requiring such adjustment and upon which such adjustment is based and setting forth the adjusted Common Equivalent Rate and Optional
     Conversion Rate, such notice to be mailed at or before the time the Corporation mails an interim statement to its shareholders covering the fiscal quarter during which the facts requiring such adjustment occurred, but in any event within 45 days of the end of such fiscal quarter.
          (7) Notices. In case, at any time while any of the DECS are outstanding,
               (a)  the Corporation shall declare a dividend
     (or any other distribution) on its Common Stock, excluding any cash dividends, but including without limitation any securities of a Subsidiary; or
               (b)  the Corporation shall authorize the
     issuance to all holders of its Common Stock of rights or warrants to subscribe for or purchase shares of its Common Stock or of any other subscription rights or warrants; or
               (c)  the Corporation shall authorize any
     reclassification of the Common Stock of the Corporation (other than a subdivision or combination thereof) or any consolidation or merger to which the Corporation is a party and for which approval of any shareholders of the Corporation is required (except for a merger of the Corporation into a Subsidiary solely for the purpose of changing the corporate domicile of the Corporation to another state of the United States of America and in connection with which there is no substantive change in the rights or privileges of any securities of the Corporation other than changes resulting from differences in the corporate statutes of the then existing and the new state of domicile), or the sale or transfer of all or substantially all of the assets of the Corporation; or
               (d)  there shall be commenced the voluntary
     or involuntary dissolution, liquidation or winding up of the Corporation;
then the Corporation shall cause to be filed at each office or agency maintained for the purpose of conversion of the DECS, and shall cause to be mailed to the holders of the shares of the DECS at their last addresses as they shall appear on the stock register, at least ten days before the date hereinafter specified (or the earlier of the dates hereinafter specified, if more than one date is specified), a notice stating (A) the date on which a record is to be taken for the purpose of such dividend, distribution, rights or warrants, or, if a record is not to be taken, the date as of which the holders of Common Stock of record to be entitled to such dividend, distribution, rights or warrants are to be determined, or (B) the date on which any such reclassification, consolidation, merger, sale, transfer, dissolution, liquidation or winding up is expected to become effective, and the date as of which it is expected that holders of Common Stock of record shall be entitled to exchange their Common Stock for securities or other property (including cash), if any, deliverable upon such reclassification, consolidation, merger, sale, transfer, dissolution, liquidation or winding up. The failure to give or receive the notice required by this subparagraph (7) or any defect therein shall not affect the legality or validity of any such dividend, distribution, right or warrant or other action.
          (8) Effective Date of Conversion and Redemptions. The person or persons in whose name or names any certificate or certificates for shares of Common Stock shall be issuable upon any conversion or redemption shall be deemed to have become on the date of any such conversion or redemption the holder or holders of record of the shares represented thereby; provided, however, that any such surrender on any date when the stock transfer books of the Corporation shall be closed shall constitute the person or persons in whose name or names the certificate or certificates for such shares are to be issued as the record holder or holders thereof for all purposes at the opening of business on the next succeeding day on which such stock transfer books are open.
          (9) No Fractional Shares. No fractional shares or script representing fractional shares of Common Stock shall be issued upon the redemption or conversion of any DECS. In lieu of any fractional shares otherwise issuable in respect of all the DECS of any holder which are redeemed or converted on any redemption date or upon Mandatory Conversion or any optional conversion, such holder shall be entitled to receive an amount in cash (computed to the nearest cent) equal to the same fraction of the (i) Current Market Price in the case of redemption, or (ii) Closing Price of Common Stock determined (A) as of the fifth Trading Day immediately preceding the Mandatory Conversion Date, in the case of Mandatory Conversion, or (B) as of the second Trading Day immediately preceding the effective date of conversion, in the case of an optional conversion by a holder.
If more than one share shall be surrendered for conversion or redemption at one time by or for the same holder, the number of full shares of Common Stock issuable upon conversion thereof shall be computed on the basis of the aggregate number of shares of the DECS so surrendered or redeemed.
          (10) Payment of Taxes. The Corporation shall pay any and all documentary, stamp or similar issue or transfer taxes payable in respect of the issue or delivery of shares of Common Stock on the redemption or conversion of the DECS pursuant to this paragraph C; provided, however, that the Corporation shall not be required to pay any tax which may be payable in respect of any registration of transfer involved in the issue or delivery of shares of Common Stock in a name other than that of the registered holder of the shares of the DECS redeemed or converted or to be redeemed or converted, and no such issue or delivery shall be made unless and until the person requesting such issue has paid to the Corporation the amount of any such tax or has established, to the satisfaction of the Corporation, that such tax has been paid.
          (11) Reservation of Common Stock. The Corporation shall at all times reserve and keep available, free from preemptive rights, out of the aggregate of its authorized but unissued Common Stock, for the purpose of effecting any Mandatory Conversion of the DECS or any conversion of the DECS at the option of the holder, the full number of shares of Common Stock then deliverable upon any such conversion of all outstanding DECS.
     D. Liquidation Rights. (1) In the event of the liquidation, dissolution or winding up of the business of the Corporation, whether voluntary or involuntary, the holders of the shares of the DECS then outstanding, after payment or provision for payment of the debts and other liabilities of the Corporation and the payment or provision for payment of any distribution on any shares of the Corporation having a preference and a priority over the DECS on liquidation, and before any distribution to the holders of the Common Stock or any other Junior Stock, shall be entitled to be paid out of the assets of the Corporation available for distribution to its shareholders, an amount per share of the DECS in cash equal to the sum of (i) $1,725 per share plus (ii) all accrued and unpaid dividends thereon to the date of payment, before any payment shall be made or any assets distributed to the holders of Junior Stock. If the amount available for distribution to the holders of the outstanding shares of the DECS upon any dissolution, liquidation or winding up of the Corporation shall be insufficient to pay in full the liquidation payments payable to the holders of the outstanding shares of the DECS and any shares of Parity Stock, then the holders of all such shares of the DECS and the Parity Stock shall share ratably in such distribution of assets in proportion to the full amounts to which they are respectively entitled. Except as provided in this paragraph D, holders of the shares of the DECS shall not be entitled to any distribution in the event of liquidation, dissolution or winding up of the affairs of the Corporation.
          (a) For the purposes of this paragraph D, none of the following shall be deemed to be a voluntary or involuntary liquidation, dissolution or winding up of the Corporation:
               1)   the voluntary sale, conveyance, lease,
     exchange or transfer (for cash, shares of stock, securities or other consideration) of all or substantially all of the property or assets of the Corporation;
               2)   the consolidation or merger of the
     Corporation with or into one or more other corporations, or other associations;
               3)   the consolidation or merger of one or
     more corporations or other associations with or into the Corporation; or
               4)   the participation by the Corporation in
     a share exchange.
     E. Definitions. As used in these Articles of Amendment the following terms have the following meanings:
          (a) "Common Stock" shall mean any stock of any class of the Corporation which has no preference in respect of dividends or of amounts payable in the event of any voluntary or involuntary liquidation, dissolution or winding up of the Corporation and which is not subject to redemption by the Corporation. However, shares of Common Stock issuable upon conversion of the DECS shall include only shares of the class designated as Common Stock as of the original date of issuance of the DECS, or shares of the Corporation of any class or classes resulting from any reclassification or reclassifications thereof and which have no preference in respect of dividends or of amounts payable in the event of any voluntary or involuntary liquidation, dissolution or winding up of the Corporation and which are not subject to redemption by the Corporation; provided that if at any time there shall be more than one such resulting class, the shares of each such class then so issuable shall be substantially in the proportion which the total number of shares of such class resulting from such reclassification bears to the total number of all shares of all classes resulting from such reclassification.
          (b) "business day" shall mean any day other than a Saturday, Sunday, or a day on which banking institutions in the States of New York or North Carolina or the Commonwealth of Virginia are authorized or obligated by law or executive order to close or are closed because of a banking moratorium or otherwise;
          (c) "Capital Stock" means any capital stock of any class or series (however designated) of the Corporation.
          (d) "Closing Price" on any day shall mean the closing sale price regular way on such day or, in case no such sale takes place on such day, the average of the reported closing bid and asked prices regular way, in each case on the New York Stock Exchange (or any successor thereto);
          (e) "Extraordinary Cash Distributions" means, with respect to any cash dividend or distribution paid on any date, the amount, if any, by which all cash dividends and cash distributions on the Common Stock paid during the consecutive 12-month period ending on and including such date (other than cash dividends and cash distributions for which an adjustment to the Common Equivalent Rate and the Optional Conversion Rate was previously made) exceeds, on a per share of Common Stock basis, 10% of the average daily Closing Price of the Common Stock over such 12-month period.
          (f) "Junior Stock" means any Capital Stock ranking as to dividends or as to rights in liquidation, dissolution or winding up of the affairs of the Corporation junior to the DECS.
          (g) "Parity Stock" means any Capital Stock ranking as to dividends or as to rights in liquidation, dissolution or winding up the affairs of the Corporation equally with the DECS.
          (h) "Subsidiary" means any corporation a majority of the outstanding Voting Stock of which is owned, directly or indirectly, by the Corporation or by one or more Subsidiaries or by the Corporation and one or more Subsidiaries. For this purpose, "Voting Stock" means stock of any class or classes (however designated) having ordinary voting power for the election of a majority of the members of the board of directors (or other governing body) of such corporation, other than stock having such powers only by reason of the happening of a contingency.
          (i) "Trading Day" shall mean a day on which the New York Stock Exchange (or any successor thereto) is open for the transaction of business.
          (j)  "Voting Preferred Stock" is defined in paragraph
B(4) hereof.
     III. This amendment was adopted by the Board of Directors of the Corporation without shareholder action and shareholder action was not required.

June 23, 1994            JAMES RIVER CORPORATION OF VIRGINIA



                              By:/s/ Robert C. Williams
                                 Robert C. Williams
                                 Chairman of the Board, President
                                 and Chief Executive Officer